Exhibit 99.1

             America Service Group Announces Third Quarter Results

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--Oct. 25, 2004--America Service Group Inc. (NASDAQ:ASGR):




        Company Increases Loss Contract Reserve by $6.0 Million
            Related to Maryland Department of Public Safety
                  and Correctional Services Contract
                      ---------------------------
          Company Maintains Previous Full-Year 2004 Guidance
                      ---------------------------
  Company Selected to Negotiate New Contract for Health Care Services
                 to Vermont Department of Corrections


    Third Quarter Highlights:

    --  Cash balances increased to $14.0 million

    --  Total debt outstanding reduced to zero

    -- Net income of $293,000 in the quarter, reflecting a $6.0 million pre-tax increase in loss contract reserve

    -- Adjusted EBITDA increase of 36.5% from the prior year period to $8.0 million

    -- Three-for-two stock split payable October 29



    America Service Group Inc. (NASDAQ:ASGR) announced today results for the third quarter and nine months ended September 30, 2004.
    Commenting on third quarter results, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, "We are disappointed in the additional reserve necessary to cover losses under our Maryland contract through its expiration on June 30, 2005. In the meantime, the Company will faithfully adhere to the terms of our contract and continue our commitment to provide quality healthcare to our patients. We remain confident in the long-term prospects of the Company. The rest of our contract portfolio continues to produce expected financial results, cash balances are increasing and we are debt free as of the end of the quarter. We are further encouraged by our selection by the State of Vermont as the provider to negotiate a contract for healthcare services with the Agency of Human Services, Department of Corrections."

    FAS 144 Impact on Income Statement Presentation Format

    As noted in our 2003 annual report on Form 10-K, the Company is applying the discontinued operations provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144 ("FAS 144") to all service contracts that expire subsequent to January 1, 2002. FAS 144 requires the Company to follow the income statement presentation format described in FAS 144. The results of operations of contracts that expire, less applicable income taxes, are classified on the Company's consolidated income statement separately from continuing operations. The presentation prescribed for discontinued operations requires the collapsing of healthcare revenues and expenses, as well as other specifically identifiable costs, into the income or loss from discontinued operations, net of taxes. Items such as indirect selling, general and administrative expenses or interest expense cannot be allocated to expired contracts. The application of the FAS 144 accounting presentation to expired contracts has no impact on net income, earnings per share, total cash flows or stockholders' equity.
    As a result of the application of FAS 144, "healthcare revenues" and "healthcare expenses" on the Company's consolidated income statement for any period presented will only include revenues and expenses from continuing contracts. The Company will also discuss "Total Revenues," "Total Healthcare Expenses," and "Total Gross Margin," which will include all of the Company's revenues and healthcare expenses for a period (i.e., healthcare revenues plus revenues from expired service contracts, or healthcare expenses plus expenses from expired contracts). Total Gross Margin is defined as Total Revenues less Total Healthcare Expenses. Total Gross Margin excludes loss contract reserve utilization.

    Results for Third Quarter and Nine Months Ended September 30, 2004

    Healthcare revenues for the third quarter of 2004 were $174.1 million, an increase of 32.5% over the prior year quarter. Healthcare revenues for the nine months ended September 30, 2004, were $502.7 million, an increase of 34.8% over the prior year period. Total Revenues for the third quarter of 2004 were $179.6 million, an increase of 22.6% over the prior year quarter. Total Revenues for the nine months ended September 30, 2004, were $520.5 million, an increase of 23.7% over the prior year period.
    Revenues in the third quarter were increased by the recognition of aggregate cap revenues on shared-risk contracts at a level that was $9.2 million above Company forecasts as of the end of the second quarter. Aggregate cap revenues on shared-risk contracts offset increases in certain healthcare expenses, primarily off-site and pharmacy expenses, by reimbursing the Company for those certain expenses above mutually agreed upon thresholds. These additional revenues do not generate additional gross margin for the Company. For the nine months ended September 30, 2004, aggregate cap revenues on shared-risk contracts were $27.4 million greater than initial Company forecasts as of the beginning of the year. The increase in aggregate cap revenue reflects the inherent risk and volatility of providing quality healthcare to a revolving inmate patient population with relatively acute medical needs and the inability to set exclusions or apply underwriting standards customary in the commercial sector. Shared-risk contracting models benefit taxpayers by eliminating any risk premium or margin that would otherwise be associated with the probability of such costs exceeding mutually agreed upon limits and allowing taxpayers to share in any savings if such costs are less than those agreed limits.
    Healthcare expenses for the third quarter of 2004 were $162.2 million, or 93.2% of healthcare revenues, as compared with $122.9 million, or 93.5% of healthcare revenues, in the prior year quarter. Healthcare expenses for the nine months ended September 30, 2004 were $468.7 million, or 93.2% of healthcare revenues, as compared with $350.2 million, or 93.9% of healthcare revenues, in the prior year period. Total Healthcare Expenses for the third quarter of 2004 were $167.4 million, or 93.2% of Total Revenues, as compared with $137.0 million, or 93.5% of Total Revenues, in the prior year quarter. Total Healthcare Expenses for the nine months ended September 30, 2004, were $485.6 million, or 93.3% of Total Revenues, as compared with $394.0 million, or 93.7% of Total Revenues, in the prior year period.
    Based upon the financial performance of the Maryland Department of Public Safety and Correctional Services (Maryland DPS) contract over the last five months, the Company is increasing its reserve for loss contracts by $6.0 million pre-tax at September 30, 2004, reflecting the increased levels of expense currently being incurred under the contract.
    The Maryland DPS contract was entered into on July 1, 2000, to provide comprehensive medical services to four regions of the Maryland prison system. The contract is non-cancelable by the Company. The Maryland DPS pays the Company a flat fee per month with certain limited cost-sharing adjustments for staffing costs, primarily nurses, and the costs of medications related to certain specific illnesses. The Company is fully at risk for increases in hospitalization and outpatient costs under the terms of the contract with the Maryland DPS.
    Prior to May 2004, the Maryland DPS contract produced marginal financial results. In May 2004, the Company incurred a significantly higher than expected loss under the Maryland DPS contract of $1.1 million. The primary cause for the increased loss was an unanticipated increase in hospitalization costs beginning in May, resulting from the volume and acuity of services being provided, the number of HIV and mental health patients and costs associated with current treatment guidelines. The Company's initial pre-tax loss contract charge of $6.8 million, effective June 1, 2004, represented its "most likely" estimate, at that date, of the future losses and allocated corporate overhead under the Maryland DPS contract through its expiration on June 30, 2005. The estimate assumed monthly losses under the contract would diminish from the May 2004 level, which was viewed as an aberration, to approximately $523,000 per month, including allocated overhead, an amount significantly above recent historical levels.
    During the third quarter, the Company utilized $2.6 million of its loss contract reserve, almost entirely due to the performance of the Maryland DPS contract. While actual monthly losses incurred under the Maryland DPS contract had trended downward from the record loss in May, losses once again increased in September, driven primarily by off-site medical costs.
    Off-site medical costs under the Maryland DPS contract averaged $1.3 million per month for June through September 2004, as compared with initial estimates of $974,000 per month, based on historical results. A fundamental assumption of the $6.0 million increase in loss reserve is that the contract will incur on average $1.4 million per month of off-site medical costs for the remaining nine months of the contract.
    As a result of the $6.0 million increase, the Company has $9.5 million in its loss contract reserve as of September 30, 2004, $9.3 million of which relates to the Maryland DPS contract, to cover losses and allocated overhead through June 30, 2005. This increases the estimate of monthly losses under the Maryland DPS contract, including allocated overhead, to over $1.0 million per month for the remaining nine months of the contract.
    The unpredictability and volatility of the Maryland DPS contract entered into on July 1, 2000, reinforces the Company's commitment to the process, which it commenced in late 2001, to transition its portfolio of contracts to shared-risk models from the then-prevailing contracting model of full-risk, non-cancelable, multi-year contracts with fixed revenues. As mentioned above, shared-risk models serve to protect the Company from unexpected increases in healthcare costs and benefit taxpayers by eliminating risk premiums associated with the volatility of the costs of inmate patient medical care.
    Gross margin for the third quarter of 2004 was $5.9 million, or 3.4% of healthcare revenues, as compared with $8.5 million, or 6.5% of healthcare revenues, in the prior year quarter. Included in the current year third quarter gross margin is the negative impact of the $6.0 million increase in the Company's loss contract reserve discussed above. Gross margin for the nine months ended September 30, 2004, was $21.2 million, or 4.2% of healthcare revenues, as compared with $22.8 million, or 6.1% of healthcare revenues, in the prior year period. Included in the current year nine months gross margin is the negative impact of the aggregate $12.8 million increase in the Company's loss contract reserve in the second and third quarters discussed above. Total Gross Margin for the third quarter of 2004 was $12.2 million, or 6.8% of Total Revenues, as compared with $9.5 million, or 6.5% of Total Revenues, in the prior year quarter. Total Gross Margin for the nine months ended September 30, 2004, was $34.9 million, or 6.7% of Total Revenues, as compared with $26.7 million, or 6.3% of Total Revenues, in the prior year period.
    Selling, general and administrative expenses for the third quarter of 2004 were $4.2 million, or 2.4% of healthcare revenues, as compared with $3.7 million, or 2.8% of healthcare revenues, in the prior year quarter. Selling, general and administrative expenses for the nine months ended September 30, 2004, were $13.1 million, or 2.6% of healthcare revenues, as compared with $10.7 million, or 2.9% of healthcare revenues, in the prior year period. Selling, general and administrative expenses as a percentage of Total Revenues for the third quarter of 2004 were 2.3%, as compared with 2.5% in the prior year quarter. Selling, general and administrative expenses as a percentage of Total Revenues for the nine months ended September 30, 2004, were 2.5%, consistent with levels in the prior year period.
    Adjusted EBITDA for the third quarter of 2004 was $8.0 million, an increase of 36.5%, as compared with $5.8 million in the prior year quarter. Adjusted EBITDA for the nine months ended September 30, 2004, was $21.9 million, an increase of 36.9%, as compared with $16.0 million in the prior year period. As reflected in the attached schedule, the Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, increases or decreases in loss contract reserves and the charge for settlement of a Florida legal matter recorded in the first quarter of 2004. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.
    Depreciation and amortization expense for the third quarter of 2004 was $956,000, as compared with $1.0 million in the prior year quarter. Depreciation and amortization expense for the nine months ended September 30, 2004, was $2.9 million, as compared with $3.2 million in the prior year period.
    Income from operations for the third quarter of 2004 was $738,000, as compared with $3.7 million in the prior year quarter. Included in the current year third quarter income from operations is the negative impact of the $6.0 million increase in the Company's loss contract reserve discussed above. The loss from operations for the nine months ended September 30, 2004, was $11,000, as compared with income from operations of $8.9 million in the prior year period. Included in the current year nine months income from operations is the negative impact of the aggregate $12.8 million increase in the Company's loss contract reserve in the second and third quarters of 2004 and the $5.2 million charge for settlement of a Florida legal matter recorded in the first quarter of 2004.
    Net interest expense for the third quarter of 2004 was $493,000, as compared with $883,000 in the prior year quarter. Net interest expense for the nine months ended September 30, 2004, was $1.5 million, as compared with $2.9 million in the prior year period.
    The income tax provision for the third quarter of 2004 was $98,000, as compared with $278,000 in the prior year quarter. The income tax benefit for the nine months ended September 30, 2004, was $4.9 million, as compared with an income tax provision of $658,000 in the prior year period. Included in the current year nine months income tax benefit is a $5.3 million noncash income tax benefit in the second quarter, due to the reversal of substantially all of the Company's deferred tax valuation allowance at June 30, 2004.
    Income from continuing operations for the third quarter of 2004 was $147,000, as compared with $2.6 million in the prior year quarter. Income from continuing operations for the nine months ended September 30, 2004 was $3.4 million, as compared with $5.3 million in the prior year period. Included in the current year results is the negative impact of the aggregate $12.8 million increase in the Company's loss contract reserve recorded in the second and third quarters and the $5.2 million charge for settlement of a Florida legal matter recorded in the first quarter, as well as the positive impact of the $5.3 million deferred tax valuation allowance reversal to income taxes recorded in the second quarter.
    Income from discontinued operations, net of tax, for the third quarter of 2004 was $146,000, as compared with $2.7 million in the prior year quarter. Income from discontinued operations, net of tax, for the nine months ended September 30, 2004, was $827,000, as compared with $972,000 in the prior year period. Included in the prior year discontinued operations results are the positive impact of a $1.7 million reduction in the Company's loss contract reserve in the third quarter and the negative impact of a $4.5 million increase in the Company's loss contract reserve recorded in the second quarter.
    Net income for the third quarter of 2004 was $293,000, or $0.03 basic and diluted per common share, as compared with $5.3 million, or $0.56 basic and $0.54 diluted per common share in the prior year quarter. Net income for the nine months ended September 30, 2004, was $4.2 million, or $0.40 basic and $0.38 diluted per common share, as compared with $6.3 million, or $0.67 basic and $0.65 diluted per common share, in the prior year period. Included in the current year results is the negative impact of the aggregate $12.8 million increase in the Company's loss contract reserve recorded in the second and third quarters and the $5.2 million charge for settlement of a Florida legal matter recorded in the first quarter, as well as the positive impact of the $5.3 million deferred tax valuation allowance reversal to income taxes in the second quarter. Included in the prior year results are the positive impact of a $1.7 million reduction in the Company's loss contract reserve in the third quarter and the negative impact of a $4.5 million increase in the Company's loss contract reserve recorded in the second quarter.
    Cash balances were $14.0 million at September 30, 2004, as compared with $7.6 million at June 30, 2004 and $1.2 million at December 31, 2003. Total debt outstanding was reduced to zero at September 30, 2004, as compared with $2.4 million at June 30, 2004 and $3.6 million at December 31, 2003.
    As announced on September 24, 2004, the Company's Board of Directors declared a three-for-two split of its common stock in the form of a 50 percent stock dividend payable on October 29, 2004, to shareholders of record on October 8, 2004. Shareholders will receive one additional share of America Service Group Inc. common stock for every two shares that they owned as of the record date. Any fractional shares resulting from the split will be paid in cash based on the closing market price of the common stock on the record date, which was $42.00 per share. In the attached consolidated income statements, for all periods presented, basic and diluted weighted average shares outstanding have been calculated, reflecting the pending increase in shares outstanding resulting from the three-for-two split.

    2004 Guidance

    The Company is maintaining most aspects of its previous guidance for 2004 full-year results. Consistent with past practice, the Company's guidance only reflects contracts currently in operation and does not factor in any potential new business. The Company is maintaining its guidance for pre-tax income from continuing and discontinued operations of approximately $24.0 million in 2004, excluding the $5.2 million charge for the settlement of the Florida legal matter in the first quarter and the $12.8 million increase in the Company's loss contract reserve in the second and third quarters. Depreciation, amortization and interest expense is expected to be approximately $6.0 million in 2004, consistent with previous guidance. Based primarily upon the impact of aggregate cap revenues in the third quarter and the anticipation that they will continue to be recognized at a similar level in the fourth quarter, the Company is increasing its guidance for Total Revenues from continuing and discontinued operations to $685.0 million for 2004, an increase of $17.0 million from previous guidance. The Company expects fully diluted shares outstanding to be approximately 11.0 million in 2004, reflecting the three-for-two stock split payable October 29, 2004.

    New Business Update

    The Company announced today that the Vermont Agency of Human Services, Department of Corrections has selected the Company's wholly-owned operating subsidiary, Prison Health Services, Inc., to enter negotiations for provision of statewide medical services under a contract that would commence February 1, 2005. The contract would cover all of the State of Vermont's inmates, approximately 1,600 inmates in nine sites. Anticipated annual revenues from the contract will be in excess of $8.0 million.

    Conference Call

    A listen-only simulcast and replay of America Service Group's third quarter conference call will be available online at www.asgr.com or www.fulldisclosure.com on October 26, 2004, beginning at 11:00 a.m. Eastern time. In addition, a copy of the press release containing the related financial information can be found on the Company's website.
    America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.
    This release contains certain financial information not derived in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliation to the most comparable GAAP measure is included below.
    The most directly comparable GAAP measures for the guidance provided by the Company is Healthcare Revenue, Income from Continuing Operations Before Tax, Depreciation and Amortization, and Interest, each of which will only include results from continuing contracts. Because it is not possible to reliably forecast discontinued operations, reconciliation of the Company's guidance to the most directly comparable GAAP measure is not accessible on a forward-looking basis.
    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company's beliefs and expectations of future performance, the effects of any stock split or the payments of dividends and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; the outcome of pending litigation; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.




                      AMERICA SERVICE GROUP INC.
                    CONSOLIDATED INCOME STATEMENTS
                 (In thousands, except per share data)

                                         Three Months Ended
                                Sept. 30,   % of   Sept. 30,    % of
                                  2004    Revenue    2003      Revenue
                                --------   ------   --------   ------
Healthcare revenues             $174,120    100.0   $131,375    100.0
Healthcare expenses              162,227     93.2    122,899     93.5
Increase in loss
 contract reserve                  6,000      3.4         --     --
                                --------   ------   --------   ------
   Gross margin                    5,893      3.4      8,476      6.5
Selling, general and
 administrative expenses           4,199      2.4      3,692      2.8
Depreciation and amortization        956      0.6      1,035      0.8
                                --------   ------   --------   ------
   Income from operations            738      0.4      3,749      2.9
Interest, net                        493      0.3        883      0.7
                                --------   ------   --------   ------
   Income before income
    tax provision                    245      0.1      2,866      2.2
Income tax provision                  98      0.0        278      0.2
                                --------   ------   --------   ------
   Income from
    continuing operations            147      0.1      2,588      2.0
Income from discontinued
 operations, net of tax              146      0.1      2,739      2.1
                                --------   ------   --------   ------
   Net income                       $293      0.2     $5,327      4.1
                                ========   ======   ========   ======

Income per common
 share - basic (1):
   Income from
    continuing operations          $0.02               $0.27
   Income from discontinued
    operations, net of tax          0.01                0.29
                                --------           ---------
   Net income                      $0.03               $0.56
                                ========           =========
Income per common
 share - diluted (1):
   Income from
    continuing operations          $0.02               $0.26
   Income from discontinued
   operations, net of tax           0.01                0.28
                                --------           ---------
   Net income                      $0.03               $0.54
                                ========           =========

Weighted average shares
 outstanding (1):
   Basic                          10,780               9,535
                                ========           =========
   Diluted                        11,084               9,901
                                ========           =========


(1) Reflects increase in shares outstanding due to the impact of a three-for-two stock split in the form of a 50 percent stock dividend payable on October 29, 2004 to shareholders of record on October 8, 2004.

                      AMERICA SERVICE GROUP INC.
                    CONSOLIDATED INCOME STATEMENTS
                 (In thousands, except per share data)

                                          Nine Months Ended
                                Sept. 30,   % of   Sept. 30,    % of
                                  2004    Revenue    2003     Revenue
                                --------   ------   --------   ------
Healthcare revenues             $502,723    100.0   $372,968    100.0
Healthcare expenses              468,749     93.2    350,160     93.9
Increase in loss
 contract reserve                 12,800      2.6       --        --
                                --------   ------   --------   ------
  Gross margin                    21,174      4.2     22,808      6.1
Selling, general and
 administrative expenses          13,080      2.6     10,694      2.9
Depreciation and amortization      2,905      0.6      3,180      0.8
Charge for settlement of
 Florida legal matter              5,200      1.0       --        --
                                --------   ------   --------   ------
   Income (loss) from operations     (11)     0.0      8,934      2.4
Interest, net                      1,457      0.3      2,947      0.8
                                --------   ------   --------   ------
   Income (loss) before income
    tax provision (benefit)       (1,468)    (0.3)     5,987      1.6
Income tax provision (benefit)    (4,879)    (1.0)       658      0.2
                                --------   ------   --------   ------
   Income from
    continuing operations          3,411      0.7      5,329      1.4
Income from discontinued
 operations, net of tax              827      0.1        972      0.3
                                --------   ------   --------   ------
   Net income                     $4,238      0.8     $6,301      1.7
                                ========   ======  =========   ======

Income per common
 share - basic (1):
   Income from
    continuing operations          $0.32               $0.57
   Income from discontinued
    operations, net of tax          0.08                0.10
                                --------           ---------
   Net income                      $0.40               $0.67
                                ========           =========
Income per common
 share - diluted (1):
   Income from
    continuing operations          $0.31               $0.55
   Income from discontinued
    operations, net of tax          0.07                0.10
                                --------           ---------
   Net income                      $0.38               $0.65
                                ========           =========

Weighted average shares
 outstanding (1):
   Basic                          10,692               9,430
                                ========           =========
   Diluted                        11,017               9,688
                                ========           =========

(1) Reflects increase in shares outstanding due to the impact of a three-for-two stock split in the form of a 50 percent stock dividend payable on October 29, 2004 to shareholders of record on October 8, 2004.

                      AMERICA SERVICE GROUP INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                  Sept. 30,  Dec. 31,
                                                   2004        2003
                                                  --------   --------
                                ASSETS

Current assets:
 Cash and cash equivalents                         $14,026     $1,157
 Accounts receivable, healthcare
  and other less allowances                         79,745     61,236
 Inventories                                         7,490      6,640
 Prepaid expenses and other current assets          11,485     12,104
 Current deferred tax assets                         4,187       --
                                                  --------   --------
Total current assets                               116,933     81,137
Property and equipment, net                          4,826      4,619
Goodwill, net                                       43,896     43,896
Contracts, net                                       9,200     10,421
Other intangibles, net                               1,133      1,283
Other assets                                        18,905     17,067
Noncurrent deferred tax assets                       5,815       --
                                                  --------   --------
Total assets                                      $200,708   $158,423
                                                  ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                  $44,980    $32,059
 Medical claims liability                           28,738     20,068
 Accrued expenses                                   43,004     38,581
 Deferred revenue                                    9,497      7,962
 Current portion of loss contract reserve            9,500        322
 Current portion of long-term debt                    --        1,667
 Revolving credit facility classified
  as current per EITF 95-22                           --          365
                                                  --------   --------
Total current liabilities                          135,719    101,024
Noncurrent portion of accounts payable
 and accrued expenses                               15,383     16,513
Noncurrent portion of loss contract reserve           --          402
Long-term debt, net of current portion                --        1,527
                                                  --------   --------
Total liabilities                                  151,102    119,466
                                                  --------   --------
Stockholders' equity:
 Common stock                                           72         71
 Additional paid-in capital                         54,477     48,115
 Stockholder note receivable                          --          (48)
 Accumulated deficit                                (4,943)    (9,181)
                                                  --------   --------
Total stockholders' equity                          49,606     38,957
                                                  --------   --------
Total liabilities and stockholders' equity        $200,708   $158,423
                                                  ========   ========

                      AMERICA SERVICE GROUP INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                   Nine Months Ended
                                                       Sept. 30,
                                                    2004        2003
                                                  --------   --------
Operating Activities
Net income                                          $4,238     $6,301
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Depreciation and amortization                      2,938      3,220
  Loss on retirement of fixed assets                  --          179
  Finance cost amortization                            493        423
  Increase in loss contract reserve                 12,800      2,786
  Deferred income taxes                             (6,002)      --
  Interest on stockholders' notes receivable            (2)       (54)
  Changes in operating assets and liabilities:
   Accounts receivable, net                        (18,509)     8,363
   Inventories                                        (850)       285
   Prepaid expenses and other current assets           619     (5,448)
   Other assets                                     (2,299)       (95)
   Accounts payable                                 12,921     (1,246)
   Medical claims liability                          8,670        331
   Accrued expenses                                  3,230      1,294
   Deferred revenue                                  1,535      6,532
   Loss contract reserve utilization                (4,024)    (4,397)
                                                  --------   --------
     Net cash provided by operating activities      15,758     18,474
                                                  --------   --------

Investing Activities
Capital expenditures                                (1,743)      (918)
                                                  --------   --------
     Net cash used in investing activities          (1,743)      (918)
                                                  --------   --------

Financing Activities
Net payments on line of credit and term loan        (3,559)   (21,805)
Decrease in restricted cash                           --        6,250
Proceeds from stockholders notes receivable             50        141
Issuance of common stock                               515        205
Exercise of stock options                            1,848      2,597
                                                  --------   --------
     Net cash used in financing activities          (1,146)   (12,612)
                                                  --------   --------

Net increase in cash and cash equivalents           12,869      4,944
Cash and cash equivalents at beginning of period     1,157      3,770
                                                  --------   --------
Cash and cash equivalents at end of period         $14,026     $8,714
                                                  ========   ========

                      AMERICA SERVICE GROUP INC.
      SCHEDULE OF INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX
                            (In thousands)

                                          Three Months Ended
                                Sept. 30,   % of    Sept. 30,   % of
                                 2004     Revenue     2003    Revenue
                                -------------------------------------
Healthcare revenues               $5,450    100.0    $15,103    100.0
Healthcare expenses                5,190     95.2     14,059     93.1
Reduction in loss
 contract reserve                   --       --       (1,714)    11.4
                                --------   ------   --------   ------
   Gross margin                      260      4.8      2,758     18.3
Depreciation and amortization         17      0.3         10      0.1
                                --------   ------   --------   ------
   Income from discontinued
    operations before tax            243      4.5      2,748     18.2
Income tax provision                  97      1.8          9      0.1
                                --------   ------   --------   ------
   Income from discontinued
    operations, net of tax          $146      2.7     $2,739     18.1
                                ========   ======   ========   ======

                                          Nine Months Ended
                                Sept. 30,   % of    Sept. 30,   % of
                                  2004    Revenue     2003    Revenue
                                -------------------------------------
Healthcare revenues              $17,808    100.0    $47,736    100.0
Healthcare expenses               16,834     94.5     43,875     91.9
Increase in loss
 contract reserve                   --        --       2,786      5.8
                                --------   ------   --------   ------
   Gross margin                      974      5.5      1,075      2.3
Depreciation and amortization         33      0.2         42      0.1
                                --------   ------   --------   ------
   Income from discontinued
    operations before tax            941      5.3      1,033      2.2
Income tax provision                 114      0.7         61      0.2
                                --------   ------   --------   ------
   Income from discontinued
    operations, net of tax          $827      4.6       $972      2.0
                                ========   ======   ========   ======

                      AMERICA SERVICE GROUP INC.
          DISCUSSION AND RECONCILIATION OF NON-GAAP MEASURES
                            (In thousands)

This release contains certain financial information not derived in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliation to the most comparable GAAP measure is included below.

                            ADJUSTED EBITDA

The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, increases or decreases in loss contract reserves and the charge for settlement of a Florida legal matter. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.

The Company believes that Adjusted EBITDA is an important operating measure that supplements discussions and analysis of the Company's results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management, bankers and analysts. The Company's management, bankers and analysts rely upon Adjusted EBITDA as a key measure to review and assess operating performance. Adjusted EBITDA is utilized by management, bankers and analysts to compare the Company's current operating results with the corresponding periods in the previous year and to compare the Company's operating results with other companies in the healthcare industry.

Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

            RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

                                                   Three Months Ended
                                                        Sept. 30,
                                                    2004        2003
                                                  --------   --------
Net income                                            $293     $5,327
Depreciation and taxes included in income
 from discontinued operations                          114         19
Reduction in loss contract
 reserve included in income
 from discontinued operations                         --       (1,714)
Income tax provision                                    98        278
Interest, net                                          493        883
Increase in loss contract reserve                    6,000       --
Depreciation and amortization                          956      1,035
                                                  --------   --------
Adjusted EBITDA                                     $7,954     $5,828
                                                  ========   ========

                                                   Nine Months Ended
                                                       Sept. 30,
                                                    2004        2003
                                                  --------   --------
Net income                                          $4,238     $6,301
Depreciation and taxes included in income
 from discontinued operations                          147        103
Increase in loss contract
 reserve included in income
 from discontinued operations                         --        2,786
Income tax provision (benefit)                      (4,879)       658
Interest, net                                        1,457      2,947
Increase in loss contract reserve                   12,800       --
Charge for settlement of Florida legal matter        5,200       --
Depreciation and amortization                        2,905      3,180
                                                  --------   --------
Adjusted EBITDA                                    $21,868    $15,975
                                                  ========   ========


   TOTAL REVENUES, TOTAL HEALTHCARE EXPENSES AND TOTAL GROSS MARGIN

The Company defines Total Revenues as healthcare revenues plus revenues from expired service contracts classified as discontinued operations. The Company defines Total Healthcare Expenses as healthcare expenses plus expenses from expired contracts classified as discontinued operations. The Company defines Total Gross Margin as Total Revenues less Total Healthcare Expenses. Total Gross Margin excludes loss contract reserve utilization.

The Company believes that Total Revenues, Total Healthcare Expenses and Total Gross Margin are useful measurements when comparing the Company's performance for such items as selling, general and administrative expenses, interest expense or tax expense as a percentage of revenue between periods. As a result of the application of FAS 144, "healthcare revenues," "healthcare expenses," and "gross margin" on the Company's consolidated income statement for any period presented will only include revenues and expenses from continuing contracts.

        RECONCILIATION OF HEALTHCARE REVENUES TO TOTAL REVENUES

                                                  Three Months Ended
                                                       Sept. 30,
                                                   2004         2003
                                                  --------   --------
Healthcare revenues                               $174,120   $131,375
Healthcare revenues included
 in income from discontinued operations              5,450     15,103
                                                  --------   --------
   Total Revenues                                 $179,570   $146,478
                                                  ========   ========

                                                   Nine Months Ended
                                                       Sept. 30,
                                                    2004       2003
                                                  --------   --------
Healthcare revenues                               $502,723   $372,968
Healthcare revenues included
 in income from discontinued operations             17,808     47,736
                                                  --------   --------
   Total Revenues                                 $520,531   $420,704
                                                  ========   ========

  RECONCILIATION OF HEALTHCARE EXPENSES TO TOTAL HEALTHCARE EXPENSES

                                                   Three Months Ended
                                                       Sept. 30,
                                                     2004       2003
                                                  --------   --------
Healthcare expenses                               $162,227   $122,899
Healthcare expenses included
 in income from discontinued operations              5,190     14,059
                                                  --------   --------
   Total Healthcare Expenses                      $167,417   $136,958
                                                  ========   ========

                                                   Nine Months Ended
                                                       Sept. 30,
                                                    2004       2003
                                                  --------   --------
Healthcare expenses                               $468,749   $350,160
Healthcare expenses included
 in income from discontinued operations             16,834     43,875
                                                  --------   --------
   Total Healthcare Expenses                      $485,583   $394,035
                                                  ========   ========

         RECONCILIATION OF GROSS MARGIN TO TOTAL GROSS MARGIN

                                                   Three Months Ended
                                                       Sept. 30,
                                                    2004        2003
                                                  --------   --------
Gross margin                                        $5,893     $8,476
Gross margin included in income
 from discontinued operations                          260      2,758
Reduction in loss contract reserve
 included in income from discontinued operations      --       (1,714)
Increase in loss contract reserve                    6,000       --
                                                  --------   --------
   Total Gross Margin                              $12,153     $9,520
                                                  ========   ========

                                                    Nine Months Ended
                                                       Sept. 30,
                                                    2004        2003
                                                  --------   --------
Gross margin                                       $21,174    $22,808
Gross margin included in income
 from discontinued operations                          974      1,075
Increase in loss contract reserve
 included in income from discontinued operations      --        2,786
Increase in loss contract reserve                   12,800       --
                                                  --------   --------
   Total Gross Margin                              $34,948    $26,669
                                                  ========   ========



    CONTACT: America Service Group Inc., Brentwood
             Michael Catalano or Michael W. Taylor, 615-373-3100